Exhibit 107

Calculation of Filing Fee Table

FORM S-3

REGISTRATION STATEMENT

(Form Type)

Tidewater Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock	457(c)	8,100,000	$20.71	$167,751,000	0.0000927	$15,550.52

(1)

Represents 8,100,000 shares of common stock, $0.001 par value per share (our “common stock”) issuable upon exercise of the Company’s outstanding warrants that may be offered and sold from time to time by the selling securityholder. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock being registered hereunder includes such indeterminate number of additional shares of common stock as may become issuable as a result of any dividend or stock dividend, split, combination or similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices for our common stock on April 22, 2022, as reported by the New York Stock Exchange.